Press Release

FOR IMMEDIATE RELEASE

American Mold Guard Reports Fourth Quarter 2007 Results, Trinity Services and Planned Technology Acquisition to Fuel Future Growth

SAN JUAN CAPISTRANO, Calif., February 13, 2008 (PRIME NEWSWIRE) - American Mold Guard, Inc. (NASDAQCM: AMGI - News), a provider of structural decontamination and protective coatings, today announced financial results for its fourth quarter and full year ended December 31, 2007.

Fourth Quarter and Full Year Results

The Company reported fourth quarter 2007 revenue of $.94 million, a decrease of 49 percent from $1.83 million for the fourth quarter of 2006. For the twelve months ended December 31, 2007 the Company reported net sales of $6.7 million, a decrease of 29 percent from the same period in 2006. Revenue in the fourth quarter and for the full year was impacted by the severe downturn in the new construction market.

The Company announced in late 2007 that it was expanding its service offerings to provide indoor air quality, mold remediation and moisture management to occupied structures. The Company has received several contracts valued at over $600,000 from customers to provide its "Trinity" process since its announcement in December of 2007. The Trinity orders received helped drive a 7 percent net order increase to $1.5 million in the Company's fourth quarter 2007, as compared to sales orders received in the previous quarter.

Gross margin for the fourth quarter of 2007 was 25.4 percent or $.24 million, as compared to 44.8 percent or $.82 million for the fourth quarter of 2006. For the full year 2007, gross margin was 46.8 percent as compared to 43.1 percent for 2006. Fourth quarter 2007 gross margin was primarily impacted by an approximate 15 margin point charge related to the termination and settlement of an annual minimum purchase supply agreement with the Company's antimicrobial supplier. For the full year, gross margin improved through higher average pricing, improved crew productivity, optimized material usage, reduced material cost and reduced equipment rental costs.

The Company reported a net loss for the fourth quarter of 2007 of $1.59 million, or $.34 per share, as compared to a net loss of $1.52 million, or $.33 per share, for the fourth quarter of 2006. Lower fourth quarter 2007 revenue and gross margin, offset by significantly lower selling, general and administrative expenses and higher interest expense contributed to the slightly higher net loss. Anticipating the decline in fourth quarter revenue, the Company reduced its selling, general and administrative expenses by approximately $800 thousand in the fourth quarter, as compared to the previous quarter. For the full year 2007, the net loss was $5.7 million, or $1.23 per share, compared to a net loss of $7.6 million, or $2.43 per share for 2006. Cash on-hand at the end of the year was $1.2 million. Cash used during the fourth quarter was approximately $1.1 million in support of on-going operations and convertible debt and interest repayment. The Company will require and intends to seek additional capital to fund its future operations.

"In response to conditions in the new construction market, we are focusing our resources on expanding our mold prevention and correction services to new and existing structures. We have also recently announced our intention to acquire strategic intellectual property." said Mark Davidson, Chief Executive Officer. "This technology acquisition should provide us with a significant competitive advantage in the mold remediation and water dry down markets. We are also very encouraged by the recent contract wins that the Company has achieved for its Trinity process. We believe these recent order achievements validate the value of our Trinity program service offerings," concluded Mr. Davidson

Conference Call and Webcast

American Mold Guard will discuss its fourth quarter 2007 results, on a conference call today beginning at 1:30 p.m. Pacific Daylight Time. You can listen to the call by Domestic Dial at 800-901-5231 or by International Dial at 617-786-2961 using the participant passcode 95638866.

You can also access the conference call via a live webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=196351&s=wm&e=1735534. Prior to the call, the Company intends to post on its website a copy of the Company's current report on Form 8-K dated February 13, 2008 disclosing the matters addressed in this press release, including the Company's operating results for the quarter and full year ended December 31, 2007. The Company's web site address is www.amgicorp.com and its current report on Form 8-K can be accessed under the heading "Investor Relations / Press Releases". The Company has also posted an updated Company presentation that can be accessed at www.amgicorp.com under the heading "Investor Relations / Company Presentation".

About American Mold Guard

American Mold Guard, Inc. (Nasdaq:AMGI), founded in 2002, is a provider of structural decontamination and protective coating treatments and offers a complete range of services including building and diagnostic assessment and inspections, indoor air quality testing, complete mold decontamination and a series of preventive maintenance programs plus water intrusion emergency response. Services are available in new construction and occupied phases of multi-family and commercial buildings. Visit: www.amgicorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product and service development and market strategy. These statements may be identified by the fact that they use words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue," "may," "could" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, competitive product and service development and future broad market acceptance of mold prevention products and services. Difficulties in raising additional capital in the future, difficulties and delays in establishing the Company's brand, the impact of proprietary technology underlying the Company's services, a continued and long-term dependence on a limited number of customers, changes to the inventory levels of the Company's raw materials suppliers, the impact of a continued absence of exclusive or long-term commitments from the Company's customers, changes in the anticipated size or trends of the markets in which the Company competes, judicial decisions and governmental laws and regulations, and changes in general economic conditions in the markets in which the Company may compete. For further details and a discussion of these and other risks and uncertainties, see the Company's periodic reports including current reports on Form 8-K, quarterly reports on Form 10-QSB and the annual report on Form 10-KSB, furnished to and filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For Further Information contact:

PR Financial Marketing

Jim Blackman, 713-256-0369

jim@prfmonline.com

AMERICAN MOLDGUARD, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007
	(UNAUDITED)

Revenue, net	$ 1,830,700	$ 935,836	$ 9,425,307	$ 6,672,736
Cost of revenue
Direct costs	938,683	644,963	5,154,609	3,307,928
Depreciation expense	72,261	52,864	209,925	244,055
Total cost of revenue	1,010,944	697,827	5,364,534	3,551,983

Gross margin	819,756	238,009	4,060,773	3,120,753

Selling, general and administrative expenses	2,405,532	1,491,350	9,153,207	8,399,625
Loss from operations	(1,585,776)	(1,253,341)	(5,092,434)	(5,278,872)

Interest income (expense)	61,014	(335,334)	(2,478,686)	(432,444)
Loss before income tax provision	(1,524,762)	(1,588,675)	(7,571,120)	(5,711,316)

Provision for income taxes	(6,583)	1,562	908	11,093
Net loss	(1,518,179)	(1,590,237)	(7,572,028)	(5,722,409)

Basic and diluted net loss per share	$ (0.33)	$ (0.34)	$ (2.43)	$ (1.23)

Weighted average number of common shares outstanding-
basic and diluted	4,584,187	4,656,623	3,110,452	4,638,415

AMERICAN MOLDGUARD, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2007

ASSETS

Current Assets:
Cash & cash equivalents	$ 4,554,890	$ 1,167,080
Accounts receivable, less allowance for doubtful accounts	1,222,339	739,260
Inventories	125,347	72,069
Prepaid expenses and deposits	409,027	272,458
Other current assets	27,399	107,549
Total Current Assets	6,339,002	2,358,416

Restricted cash	752,653	76,399
Property and equipment, net	875,319	548,556
Intangible assets, net	2,368	214,957

Total Assets	$ 7,969,342	$ 3,198,328

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
Accounts payable and accrued liabilities	$ 1,150,286	$ 799,440
Lease line of credit, current portion	146,326	-
Accrued payroll and related expenses	661,346	111,539
Convertible note payable, net of discount	1,581	179,036
Accrued interest payable	-	14,784
Total Current Liabilities	1,959,539	1,104,799

Long-Term Liabilities
Lease line of credit, net of current portion	460,767	-
Long-term convertible notes payable, net of discount	-	358,072

Total Liabilities	2,420,306	1,462,871

Stockholders' Equity (Deficiency)
Common stock	16,606,734	16,575,789
Additional paid-in capital	6,920,413	8,860,189
Accumulated deficiency	(17,978,111)	(23,700,521)
Total Stockholders' Equity (Deficiency)	5,549,036	1,735,457

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$ 7,969,342	$ 3,198,328
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